EXHIBIT 10.22
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
EXECUTIVE AGREEMENT
     THIS AGREEMENT is made and entered into this 20th day of April, 2000, by and between Centra Bank, Inc., a Bank organized and existing under the laws of the State of West Virginia, (hereinafter referred to as the, “Bank”), and Douglas J. Leech, Jr. an Executive of the Bank (hereinafter referred to as the, “Executive”).
     WHEREAS, the Executive is now in the employ of the Bank and it is the consensus of the Board of Directors (hereinafter referred to as the, “Board”) that the Executive’s services are of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Executive terminate his services;
     ACCORDINGLY, the Board has adopted the Centra Bank, Inc. Executive Supplemental Retirement Plan (hereinafter referred to as the, “Executive Plan”) and it is the desire of the Bank and the Executive to enter into this agreement which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement and to the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to the Executive Plan;
     FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and
     NOW THEREFORE, in consideration of services the Executive has performed in the formation of the Bank and those services to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:
I.	DEFINITIONS
A.	Effective Date:
The Effective Date of the Plan shall be March 29, 2000.

B.	Plan Year:
Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.
C.	Retirement Date:
Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Executive reaches age sixty-five (65) or such later date as the Executive may actually retire.
D.	Early Retirement Date:
Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age sixty (60).
E.	Termination of Service:
Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive or the Bank’s discharge of the Executive with or without cause, prior to the Early Retirement Date [Subparagraph I(D)].
F.	Pre-Retirement Account:
A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the time when the Executive begins receiving the benefits herein, such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit [Subparagraph I (G)].
An illustration of the calculation of the Pre-Retirement Account liability balance as set forth herein is attached hereto and marked as Exhibit “A”. The numbers referred to in said Exhibit A are not actual nor representative of any Pre-Retirement Account liability balance that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
G.	Index Retirement Benefit:
The Index Retirement Benefit for the Executive in the Executive Plan for each Plan Year shall be equal to the excess (if any) of the Index

[Subparagraph I (H)] for that Plan Year over the Opportunity Cost [Subparagraph I (I)] for that Plan Year.
An illustration of the calculation of the Index Retirement Benefit as set forth herein is attached hereto and marked as Exhibit “A”. The numbers referred to in said Exhibit A are not actual nor representative of any Index Retirement Benefit that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
H.	Index:
The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of the Executive Plan.

Insurance Company:	ING Southland Life Insurance Company
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	IE Max Universal
Insured’s Age and Sex:	46/Male
Riders:	None
Ratings:	According to the health of the proposed insured
Option:	Level
Face Amount:	$1,660,982
Premiums Paid:	$526,000 Yr 1; $1,000,000 Yr 2; $700,000 Yr 3
Number of Premium Payments:	Three (3)
Assumed Purchase Date:	March 29, 2000
If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed, which illustration will be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.
In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executives and their beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Bank.

I.	Opportunity Cost:
The Opportunity Cost for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Executive pursuant to the Executive Plan (Paragraph II hereinafter) plus the amount of all previous years after-tax Opportunity Cost, and multiplying that sum by the average after-tax yield of the one year Treasury Bill minus fifty (50) basis points.
J.	Change of Control:
Change of Control shall be defined in the Executive Employment Agreement in effect on the date of said Change of Control.
K.	Normal Retirement Age:
Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).
II.	INDEX BENEFITS
A.	Retirement Benefits:
An Executive who remains in the employ of the Bank until the Normal Retirement Age [Subparagraph I (K)] shall be entitled to receive the balance in the Pre-Retirement Account in, at the election of the Executive, either seven (7) or fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s retirement. If the Executive shall not make said election, then the Executive shall receive the payments in fifteen (15) equal annual installments as set forth herein. The Executive may, at any time prior to receiving the total balance in the Pre-Retirement Account, change said election to receive payments from seven (7) to fifteen (15) or from fifteen (15) to seven (7). At such time that the change is made, the number of payments that the Executive has received shall be subtracted from the number of payments that the Executive elects to receive and the balance that remains due in the Pre-Retirement Account shall be divided equally and paid in the number of remaining payments. For example, if the Executive initially elects to receive his payments in fifteen (15) annual installments and after he has received two (2) such payments he elects to receive his payments in seven (7) annual installments, then the Executive shall receive the remaining balance in the Pre-Retirement Account at the time of said change in election in five (5) equal annual installments. If, however, the Executive initially elects to receive seven (7) annual installments and, after receiving two (2) payments he changes his election to fifteen (15) annual installments, then the Executive would receive the remaining balance in the Pre-Retirement Account in thirteen (13) annual installments.
In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I (G)] for each Plan Year subsequent to the Executive’s retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit (i.e. the Pre-Retirement Account and the Index Retirement Benefit combined for fifteen (15) years, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires in fifteen (15) years) to be received by the Executive said benefit shall be a guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00) for so long as the Executive receives a benefit hereunder. In the first fifteen (15) years of payments, for purposes of calculating the amount of benefit received, it shall be assumed that the Executive has elected to receive the Pre-Retirement Account in fifteen (15) equal annual installments and said minimum benefit provided hereunder shall be paid accordingly.
An illustration of the calculation of the Retirement Benefits as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Retirement Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
B.	Early Retirement:
Should the Executive elect Early Retirement or be discharged by the Bank subsequent to the Early Retirement Date [Subparagraph I (D)], the Executive shall be entitled to receive the balance in the Pre-Retirement Account paid in, at the election of the Executive, either seven (7) or fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s early retirement. If the Executive shall not make said election, then the Executive shall receive the payments in fifteen (15) equal annual installments as set forth herein. The Executive may, at any time prior to receiving the total balance in the Pre-Retirement Account, change said election to receive payments from seven (7) to fifteen (15) or from fifteen (15) to seven (7). At such time that the change is made, the number of payments that the Executive has received shall be subtracted from the number of payments that the Executive elects to receive and the balance that remains due in the Pre-Retirement Account shall be divided equally and paid in the number of remaining payments. For example, if the Executive initially elects to receive his payments in fifteen (15) annual installments and after he has received two (2) such payments he elects to receive his payments in seven (7) annual installments, then the Executive shall receive the remaining balance in the Pre-Retirement Account at the time of said change in election in five (5) equal annual installments. If, however, the Executive initially elects to receive seven (7) annual installments and, after receiving two (2) payments he changes his election to fifteen (15) annual installments, then the Executive would receive the remaining balance in the Pre-Retirement Account in thirteen (13) annual installments.
In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive retires early, and including the remaining portion of the Plan Year in which the Executive retires early, shall be paid to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit (i.e. the Pre-Retirement Account and the Index Retirement Benefit combined, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires) to be received by the Executive in the first fifteen (15) years of receipt of said benefit shall be a guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00). After the Executive has received fifteen (15) annual benefit payments as set forth herein, then there shall not be any minimum guaranteed benefit and the Executive shall continue to receive only those benefits set forth hereinabove. In the first fifteen (15) years of payments, for purposes of calculating the amount of benefit received, it shall be assumed that the Executive has elected to receive the Pre-Retirement Account in fifteen (15) equal annual installments and said minimum benefit provided hereunder shall be paid accordingly.
An illustration of the calculation of the Early Retirement Benefits as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Early Retirement Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
C.	Termination of Service:
Should an Executive suffer a Termination of Service the Executive shall be entitled to receive the balance in the Pre-Retirement Account payable to the Executive in, at the election of the Executive, either seven (7) or fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s attaining age sixty (60). If the Executive shall not make said election, then the Executive shall receive the payments in fifteen (15) equal annual installments as set forth herein. The Executive may, at any time prior to receiving the total balance in the Pre-Retirement Account, change said election to receive payments from seven (7) to fifteen (15) or from fifteen (15) to seven (7). At such time that the change is made, the number of payments that the Executive has received shall be subtracted from the number of payments that the Executive elects to receive and the balance that remains due in the Pre-Retirement Account shall be divided equally and paid in the number of remaining payments. For example, if the Executive initially elects to receive his payments in fifteen (15) annual installments and after he has received two (2) such payments he elects to receive his payments in seven (7) annual installments, then the Executive shall receive the remaining balance in the Pre-Retirement Account at the time of said change in election in five (5) equal annual installments. If, however, the Executive initially elects to receive seven (7) annual installments and, after receiving two (2) payments he changes his election to fifteen (15) annual installments, then the Executive would receive the remaining balance in the Pre-Retirement Account in thirteen (13) annual installments.
In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains age sixty (60), and including the remaining portion of the Plan Year in which the Executive attains age sixty (60), shall be paid to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit (i.e. the Pre-Retirement Account and the Index Retirement Benefit combined, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires) to be received by the Executive in the first fifteen (15) years of receipt of said benefit shall be a guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00). After the Executive has received fifteen (15) annual benefit payments as set forth herein, then there shall not be any minimum guaranteed benefit and the Executive shall continue to receive only those benefits set forth hereinabove. In the first fifteen (15) years of payments, for purposes of calculating the amount of benefit received, it shall be assumed that the Executive has elected to receive the Pre-Retirement Account in fifteen (15) equal annual installments and said minimum benefit provided hereunder shall be paid accordingly.
An illustration of the calculation of Termination of Service Benefits as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Termination of Service Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
D.	Death:

Should the Executive die prior to having received the balance of the Pre-Retirement Account the Executive shall be entitled to under the terms of this Executive Plan, the entire unpaid balance of the Executive’s Pre-Retirement Account shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In addition, after twelve (12) months from the date of this Agreement, upon the death of the Executive, the Bank shall pay the Executive’s beneficiary(ies) an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00), less any death benefit payments received by the Executive’s beneficiary(ies) under any other life insurance benefit provided by the Bank except those benefits paid as a result of any term insurance or group term insurance provided by the Bank. In the absence of any effective designation of beneficiary(ies), the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Executive dies on or before the 29th day of March, 2000.
E.	Disability Benefit:
In the event the Executive becomes disabled prior to any Termination of Service, and the Executive’s employment is terminated because of such disability, he shall begin receiving one hundred percent (100%) of the benefits in Subparagraph II (A) above only should the Bank’s long term disability coverage payments to the Executive cease, the Bank’s long term disability policy shall terminate, or when the Executive attains age sixty-five (65), whichever event shall first occur. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician selected by the Bank. a physician selected by the Executive, and a third physician selected by each of the other two (2) physicians. Such resolution shall be binding upon all parties to this Agreement.
F.	Death Benefit:
Except as set forth above, there is no death benefit provided under this Agreement.
III.	RESTRICTIONS UPON FUNDING
The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.
If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.
IV.	CHANGE OF CONTROL
Upon a Change of Control [Subparagraph I (J)], if the Executive subsequently suffers a Termination of Service [Subparagraph I (E)], then the Executive shall receive the benefits promised in this Executive Plan upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.
V.	MISCELLANEOUS
A.	Alienability and Assignment Prohibition:
Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.
B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank, or Centra Financial Holding, Inc., shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.
C.	Amendment or Revocation:
It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.
D.	Gender:
Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
E.	Effect on Other Bank Benefit Plans:
Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.
F.	Headings:
Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.
G.	Applicable Law:
The validity and interpretation of this Agreement shall be governed by the laws of the State of West Virginia.
H.	12 U.S.C. § 1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.
I.	Partial Invalidity:
If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.
J.	Employment:
No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever the Executive’s employment at any time.
K.	Exhibit A
An illustration of certain definitions, terms, and benefits as set forth herein is attached hereto and marked as Exhibit “A”. The certain definitions, terms, and benefits referred to in said Exhibit A are not actual nor representative of any certain definitions, terms, and benefits that may be actually in this Executive Agreement. Exhibit A is attached here to merely for illustrative purposes.
VI.	ERISA PROVISION
A.	Named Fiduciary and Plan Administrator:
The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Centra Bank, Inc. until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within thirty (30) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.
If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.
Where a dispute arises as to the Bank’s discharge of the Executive for “cause”, such dispute shall likewise be submitted to arbitration as above-described and the parties hereto agree to be bound by the decision thereunder.
     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 20th day of April, 2000, and that, upon execution, each has received a conforming copy.

CENTRA BANK, INC. Morgantown, West Virginia

By:
Witness	Title

Witness	Douglas J. Leech, Jr.

BENEFICIARY DESIGNATION FORM
FOR THE EXECUTIVE SUPPLEMENTAL
RETIREMENT PLAN AGREEMENT
PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Executive Supplemental Retirement Plan Executive Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Douglas J. Leech, Jr.	Date